EXHIBIT 21
SUBSIDIARY OF THE COMPANY:
Citizens National Bank of Cheboygan is the sole subsidiary of the Company. CNB Mortgage Corporation, a Michigan corporation, is a wholly-owned subsidiary of Citizens National Bank of Cheboygan.